EXHIBIT 4.13
MSV Resources Inc. and
Campbell Resources Inc.
1155 University Avenue, Suite 1405
Montreal, Quebec
H3B 3A7

Attn:	Mr. André Fortier
President and Chief Executive Officer
     Dear Mr. Fortier:
     This letter made effective February 19, 2007 (the “Effective Date”) will serve to set out the terms of the agreement which we, Eastmain Mines Inc. (the “Purchaser”) and Eastmain Resources Inc. (the “Issuer”), have reached with you, MSV Resources Inc. (the “Seller”) and Campbell Resources Inc. (“Campbell”), and upon being fully signed and delivered by all parties, will constitute a legal, binding and enforceable agreement between the parties hereto. Hereinafter, this letter will sometimes be referred to as the “agreement”.
1.	Purchase and Sale
     The Purchaser hereby agrees to purchase and the Seller hereby agrees to sell all right, title and interest in and to the Property as of the Closing Date with possession and occupancy by the Purchaser as of the Closing Date, free of all Encumbrances except the Prior Royalties, in consideration of payment and delivery of the following (collectively, the “Purchase Price”):
(a)	on the Closing Date:
(i)	the issuance by the Issuer of 1,000,000 common shares of the Issuer as currently constituted (each, an “Eastmain Share” and collectively the “Eastmain Shares”) registered in the name of the Seller or its nominee;

(ii)	the issuance by the Issuer of 500,000 share purchase warrants of the Issuer (the “Series I Warrants”), each such Series I Warrant entitling the holder thereof to acquire one common share of the Issuer (the “Series I Warrant Shares”) as currently constituted at an exercise price of Cdn$1.00 for a period of 12 months from the date of issuance thereof, all registered in the name of the Seller or its nominee;

(iii)	payment by the Purchaser of the sum of Cdn$ 2,500,000, plus all applicable taxes including Goods and Services Tax (“GST”) and Quebec Sales Tax (“QST”), in immediately available funds to the account of the Seller or its nominee or for its account; and
(b)	on May 18, 2007:

(i)	the issuance by the Issuer of an additional 1,000,000 common shares of the Issuer as currently constituted (the “Second Tranche Shares”) registered in the name of the Seller or its nominee; and

(ii)	the issuance by the Issuer of an additional 500,000 share purchase warrants of the Issuer (the “Series II Warrants”), each such Series II Warrant entitling the holder thereof to acquire one common share of the Issuer (the “Series II Warrant Shares”) as currently constituted at an exercise price of Cdn$1.50 for a period of 12 months from the date of issuance thereof, all registered in the name of the Seller or its nominee; and
(c)	the agreement to pay to the Seller the NSR Royalty pursuant to Sections 5 and 6 hereof.
The Purchase Price shall be quantified and allocated as reasonably determined by the Purchaser on or before the Closing Date.

The Purchaser and the Seller shall make all the usual adjustments, if any, in particular with respect to taxes, insurance premiums (if insurance is assigned) and rent payable under a mining lease or for lease of equipment, as of the Closing Date.

The Purchaser shall be responsible for the GST and QST and transfer duties, if any, payable in connection with the purchase and sale of the Property.

The Seller and the Purchaser renounce to any right of redemption which may result from the transfer of the Property pursuant to this agreement.

2.	Representations and Warranties
(a)	Each of the Seller and Campbell hereby jointly and severally represents and warrants to the Purchaser and the Issuer that:
(i)	it is a company duly existing under the laws of the jurisdiction of its incorporation, it is duly organized and validly subsisting under such laws and it has not been dissolved;

(ii)	it has full corporate power and authority to own its properties and assets, enter into this agreement, carry out and perform all of its obligations and duties hereunder and, subject to the CCAA Proceedings, carry on its business;

(iii)	it has duly obtained all corporate and regulatory authorizations for the execution, delivery and performance of this agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any Encumbrance under, or breach or contravene any of the provisions of its constating documents or any shareholders’ or directors’ resolution, or the CCAA Proceedings, or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound and does not contravene any Applicable Laws relating to either the Seller or Campbell;

(iv)	this agreement has been duly executed and delivered by it and is valid, binding and enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors;

(v)	there is no Person acting or purporting to act at its request who is entitled to any brokerage or finders fee from the Purchaser in connection with the transactions contemplated herein;

(vi)	it has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement (other than the CCAA Proceedings), has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed over any part of its assets, has not had any encumbrancer take possession of any of its assets or properties and has not had any execution or distress become enforceable or become levied upon any of its assets or properties;

(vii)	it is registered as required and is in good standing with respect to the filing of returns under the laws of all jurisdictions in which it carries on business, including, without limitation, the laws of Québec and the federal laws of Canada applicable therein;

(viii)	except as disclosed in Schedule “D”, the Seller is the sole owner and holder of record of the Property and has all right, title and interest to the Property, free and clear of any and all Encumbrances. The Property does not encroach on any land not owned by the Seller or Campbell, and there are no unregistered agreements or rights entered into by the Seller or Campbell, or to the best of the Seller’s and Campbell’s knowledge, any other Person which affects title to the Property. No notice of a public taking or expropriation has been received by the Seller or by Campbell regarding the Property or any portion thereof. Except as disclosed in Schedule “G”, the uses to which any portion of the Property has been put are not in breach or violation in any respect of any Applicable Law, covenant, governmental restriction or official plan, municipal or otherwise;

(ix)	all the mining titles respecting the Property are registered in the name of the Seller for an undivided interest of 100% and all rights, royalties and rents required to be paid under any Applicable Law relating to the Property that are not affected by the CCAA Proceedings have been paid up to the date hereof and, where work is required to have been completed under any Applicable Law relating to the Property, such work has been carried out up to the date hereof to the satisfaction of the Ministère des Ressources naturelles et de la Faune of the Province of Quebec, or such other authority as may be applicable;

(x)	other than this agreement and the Prior Royalties, there are no other agreements, adverse interests or options to acquire or purchase the Property or any portion thereof or any right, title or interest therein. No Person has any proprietary or possessory interest in the Property other than the Seller and subject only to the rights of any Governmental Authority having jurisdiction and the Prior Royalties, no Person is entitled to any royalty or other payment in the nature of rent or royalty or net profits interest on any minerals, metals or concentrates or any other such products removed or produced from the Property;

(xi)	except as disclosed in Schedule “G”, the condition of the Property is in material compliance with all Applicable Laws of all Governmental Authorities having jurisdiction, including in respect of any Environmental Liabilities related to or arising out of the Property;

(xii)	except as disclosed in Schedule “G”, there are no outstanding, pending or threatened, actions, suits or claims (including native claims against the Seller or Campbell, their respective corporate predecessors and predecessors in title) affecting or in respect of the Property or any part thereof, including in respect of any Environmental Liabilities related to or arising out of the Property;

(xiii)	Mining Rights attaching to the Property have been properly staked or otherwise properly constituted and are valid and in good standing as at the date hereof under all Applicable Laws and in full force and effect and shall not be terminated or otherwise materially adversely affected by reason of the acquisition of the Property by the Purchaser hereunder;

(xiv)	except as disclosed in Schedule “G”, there are no actions required, or reasonably anticipated to be required, to be taken with respect to the rehabilitation or reclamation of the Property;

(xv)	except as disclosed in Schedule “G”, it has not received any notice of and is not aware of any material or substantial facts or circumstances that could affect the Mining Rights or the permitted use thereof;

(xvi)	the Mining Rights comprising part of the Property are properly and accurately described in Schedule “A” hereto, which Schedule “A” contains a complete and accurate list of all mining claims comprising the Property and their respective expiry dates, and all such claims have been renewed, without any further action required, until the respective expiry dates set forth therein;

(xvii)	except as disclosed in this agreement including the Schedules thereto and except pursuant to Applicable Laws, there are no material contracts, non-governmental prohibitions, covenants, controls or indemnities affecting the Property and, except as disclosed in this agreement including the Schedules thereto, there are no outstanding obligations to any Person in respect of which the Purchaser may be liable either on or after the completion of the transactions contemplated by this agreement (including the rights, royalties and rents mentioned in clause (ix) of this Section 2(a) and the taxes, assessments, rentals, levies and other payments mentioned in clause 2(a)(xviii) of this Section 2(a)), whether or not affected by the CCAA Proceedings;

(xviii)	all taxes, assessments, rentals, levies or other payments relating to the Property (including any rent payable under the Mining Lease which has been paid up to January 9, 2008) and required to be made to any Governmental Authority have been made;

(xix)	except as disclosed in Schedule “G”, the Property is in good standing and all past and current operations thereon are in compliance with all Applicable Laws;

(xx)	the Seller is acquiring the Eastmain Shares, Series I Warrants, Series II Warrants and Second Tranche Shares pursuant to Section 1 hereof as principal for its own account, and not for the benefit of any other person and not with a view to the resale of the Eastmain Shares, Second Tranche Shares, Series I Warrants or Series II Warrants, and the Seller understands that such securities have a hold period of four months and one day from their date of issue under Applicable Laws during which they cannot be sold or otherwise transferred (the “Statutory Hold Period”) and the certificates evidencing such securities will bear a legend to that effect;

(xxi)	other than pursuant to this agreement, it has not granted any Person access to or the right to enter upon and explore or investigate the mineral potential of the Property;

(xxii)	there are no leases (whether of real or personal Property), licenses, permits (including Environmental Permits), filings, authorizations, approvals or indicia of authority relating to the Property or any other consents of third parties which are necessary to complete the transactions contemplated herein except the Mining Lease and as disclosed in Schedule “E” attached hereto, all of which may be transferred to the Purchaser;

(xxiii)	except as disclosed in Schedule “G”, no written notice, citation, summons or order has been issued, no written complaint has been filed, no written penalty has been assessed and no environmental or mining investigation or review is pending by any Governmental Authority with respect to (i) any alleged violation pursuant to any Environmental and Mining Laws related to the Property; or (ii) any alleged failure to have any applicable Environmental Permits or Mining Rights required under any Environmental and Mining Laws related to the Property; or (iii) any alleged failure to comply with any Environmental Permits or Mining Rights;

(xxiv)	except as disclosed in Schedule “G”, the exploration, development, management and operation of the Property as carried on or conducted by the Seller and Campbell, their respective corporate predecessors and any related predecessor in title and, to the best of the knowledge of the Seller and Campbell, any other predecessor in title, have been in compliance with all Environmental and Mining Laws and are now in compliance with all Environmental and Mining Laws, and all underground workings and surface facilities related to the Property have been and now are in compliance with all Environmental and Mining Laws and no bond coverage is required to be posted with the Government of Quebec in connection with any liabilities relating thereto;

(xxv)	except as disclosed in Schedule “G”, the Seller has all Environmental Permits and Mining Rights which were and are required under all Environmental and Mining Laws for the exploration, development, management and operation of the Property as currently or previously carried out on or conducted by the Seller and Campbell and such Environmental Permits and Mining Rights are valid, in full force and effect and the operations have been conducted in compliance with all such Environmental Permits and Mining Rights. Except as disclosed in Schedule “G”, the Seller is not in default or breach of any Environmental Permits or Mining Rights and no proceeding is, to the best of the Seller’s or Campbell’s knowledge, information and belief, after due inquiry, pending or threatened to revoke or limit any Environmental Permits or Mining Rights;

(xxvi)	except as disclosed in Schedule “G”, neither the Seller, Campbell, their respective affiliates, their respective corporate predecessors and any related predecessors in title nor, to the best of their respective knowledge, any other predecessors in title have used the Property or permitted it to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process any Hazardous Substance, except in compliance with all applicable Environmental and Mining Laws;

(xxvii)	except as disclosed in Schedule “G”, there are no acts or circumstances that could reasonably be expected to give rise to any civil, administrative or criminal proceeding regarding the Release, presence or migration of Hazardous Substances on the Property, or off-site of or onto the Property where the Seller or Campbell has disposed or arranged for the disposal of materials or products arising from exploration, development or any mining activities conducted at the Property in violation of any Environmental and Mining Laws;

(xxviii)	except as disclosed in Schedule “G”, it is not aware of any proceedings and has no knowledge, after due inquiry and investigation, of any circumstance or facts which could give rise to any proceeding which alleges or asserts that the Seller or Campbell is potentially responsible for federal, provincial, municipal, state or local clean-up remediation in respect of Property as a result of the presence of Hazardous Substances or any other remedial or corrective action under Environmental and Mining Laws;

(xxix)	the Seller has maintained all environmental and operating documents and records in its possession relating to the Property and in respect of the exploration, development, management and operation of the Property in the manner and for the time periods required by any Environmental and Mining Laws;

(xxx)	except as disclosed in Schedule “G”, no active or inactive underground storage tanks are located on, in or under the Property other than in compliance with Environmental and Mining Laws; and

(xxxi)	the NSR Royalty shall on Closing be free of all Encumbrances.
(b)	Each of the Purchaser and the Issuer hereby represents and warrants to the Seller that:
(i)	it is a company duly existing under the laws of the jurisdiction of its incorporation, it is duly organized and validly subsisting under such laws and it has not been dissolved;

(ii)	it has full corporate power and authority to own its properties and assets, carry on its business, enter into this agreement and carry out and perform all of its obligations and duties hereunder;

(iii)	it has duly obtained all corporate and regulatory authorizations for the execution, delivery and performance of this agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any Encumbrance under, the provisions of its constating documents or any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound and does not contravene any Applicable Laws;

(iv)	this agreement has been duly executed and delivered by it and is valid, binding and enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors;

(v)	there is no Person acting or purporting to act at its request who is entitled to any brokerage or finders fee from the Seller or Campbell in connection with the transactions contemplated herein;

(vi)	upon issuance in accordance with the terms hereof, the Eastmain Shares and Second Tranche Shares will be outstanding as fully paid and nonassessable, and the Series I Warrants and Series II Warrants will be validly issued; upon the due exercise of the Series I Warrants and the Series II Warrants in accordance with the terms thereof, the common shares of the Issuer issuable upon the exercise thereof will be outstanding as fully paid and non-assessable;

(vii)	it has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed over any part of its assets, has not had any encumbrancer take possession of any of its assets or properties and has not had any execution or distress become enforceable or become levied upon any of its assets or properties; and

(viii)	it is registered as required and is in good standing with respect to the filing of returns under the laws of all jurisdictions in which it carries on business, including, without limitation, the laws of Québec and the federal laws of Canada applicable therein.
3.	Agreements and Covenants
(a)	Each of the Purchaser, the Issuer, the Seller and Campbell:
(i)	acknowledges and agrees that: (A) the other party or parties to which its Representations are made hereby are entering into this agreement relying upon such Representations and the correctness of each such

Representation is a condition upon which such other party or parties are relying upon entering into this agreement; (B) any condition in favour of a party hereto may be waived in whole or in part solely by such party in writing without prejudice to its rights in respect of any other condition; (C) no waiver of any condition shall constitute or be construed as a release of any liability for a misrepresentation or for a failure to perform any covenant or other agreement, except to the extent stated in an express waiver in writing of such liability; (D) no investigations made by or on behalf of a party or parties at any time shall (regardless of the results of such investigation) have the effect of waiving, diminishing the scope of or otherwise affecting any such representation or warranty provided hereunder; and (E) all Representations and all covenants and agreements of the parties hereunder shall survive the execution, delivery and termination of this agreement; and

(ii)	agrees that the Representations shall remain true and correct for a period of 30 months from the Closing Date and that no proceeding shall be commenced after the end of that period in respect of a claim for any breach of the Representations or for indemnity (A) from the Seller and Campbell pursuant to Section 3(c) in respect of their Representations or (B) from the Purchaser and the Issuer pursuant to Section 3(d) in respect of their Representations (but may be commenced at any time during that period).
(b)	The Seller and Campbell further jointly and severally covenant and agree to:
(i)	make available to the Purchaser all technical data concerning the Property from their respective technical databases in written and electronic form, including without limitation, all maps, reports, results of surveys and drilling and other reports or technical information, as well as all such accounting data and other information as the Purchaser or Issuer may reasonably require in connection with the Property (including such information as may be required for reporting purposes);

(ii)	without prejudice to the indemnity under Section 3(c)(i), diligently and as soon as commercially reasonable rectify all deficiencies mentioned in clause (B) of Section 3(c)(i) (including those identified in Schedule “G”, section 1) provided they are still existing and of which the Purchaser shall have notified the Seller at any time before or after Closing;

(iii)	on or before March 31, 2007, the Seller shall file with the applicable Governmental Authorities the 2005 geophysical survey flown on the Property; and

(iv)	provide the Purchaser with not less than three Business Days prior notice of any proposed disposition of Eastmain Shares, Second Tranche Shares or common shares issued on exercise of the Series I Warrants or Series II Warrants.
(c)	The Seller and Campbell further jointly and severally covenant and agree to:
(i)	indemnify the Purchaser, the Issuer and all related Persons and to keep each of them harmless of any notice, action, claim, demand or Loss pertaining to (A) the Property resulting from events that occurred up to the date hereof or that may occur after the date hereof and prior to Closing (including any Mining Operations and including the claim mentioned in Schedule “G”, section 2) (B) any breach of Environmental and Mining Laws that the Seller, Campbell or either of their respective directors, officers, shareholders or employees shall have caused or which shall have occurred up to the date hereof or that may be caused or shall occur after the date hereof and prior to Closing hereof including any emission, discharge, dumping of substances, matter, pollutants, contaminants or hazardous or toxic waste into the Environment or into any municipal sewer system or other water flow system; (C) any inaccuracy of the Representations made by the Seller or Campbell herein; or (D) any failure by the Seller or Campbell to perform any covenant or undertaking pursuant to this agreement.

(ii)	Notwithstanding Section 3(b)(ii) and clauses (A) and (B) of Section 3(c)(i) but subject to the exceptions hereinafter provided, the Purchaser, the Issuer and all related Persons shall not be entitled to make a claim or demand and shall not be indemnified or held harmless by the Seller or Campbell for any Loss incurred as a result of the following mandatory work which Governmental Authorities require the Purchaser to perform:
(A)	the site monitoring program (but excluding any Loss arising from additional monitoring as may be required from time to time as a result of the conditions determined from the monitoring program);

(B)	the dismantling of surface buildings and infrastructures required in connection with the rehabilitation of the Property pursuant to the Mining Act (Quebec);

(C)	the repatriation of supplies, equipment and heavy machinery required in connection with the rehabilitation of the Property as aforesaid;

(D)	the remediation of the fuel storage tanks, propane tanks and related pipes, required in connection with the rehabilitation of the Property as aforesaid or in connection with the granting of permits for mining work (as distinguished from exploration);

(E)	the disposal of solid waste and rehabilitation of the waste disposal area required in connection with the rehabilitation of the Property as aforesaid or in connection with mining work as aforesaid;

(F)	the remediation of the minewater pond and sump required in connection with the rehabilitation of the Property as aforesaid or in connection with mining work as aforesaid;

but except, in all cases to the extent the expenses mentioned in this clause (ii) arise in connection with:

(G)	clause (C) of Section 3(c)(i); or

(H)	an order issued by any Governmental Authority made in connection with (x) the site conditions determined from the monitoring program described in clauses (A) above, (y) any of the matters (B), (C), (D), (E) and (F) above before the commencement of the activities mentioned therein (as applicable); or (z) any of the matters identified in Schedule “G”, section 1.
(iii)	Any disclosure of information to the Purchaser or the Issuer (whether in the Representations made by the Seller or Campbell herein or elsewhere in this agreement or otherwise) by the Seller or Campbell or any knowledge of the Purchaser or the Issuer (however obtained) shall not mitigate any liability of the Seller and Campbell pursuant to clause (i) above. As to the knowledge of the Purchaser and the Issuer:
(A)	attached hereto as Schedule “H” is a draft report dated June 12, 2006 prepared by Meno Speyer addressed to Monique Lussier of Desjardins Ducharme on behalf of the Purchaser and a letter dated July 3, 2006 by MRS & Associés addressed to Ms. Cathy Butella/Eastmain Resources concerning environmental matters affecting the Property, and

(B)	attached hereto as Schedule “I” is a list of inquiries and responses which the Purchaser or the Issuer has made and obtained;
but neither the Seller nor Campbell shall be entitled to place any reliance on those schedules or the documents to which they refer or draw any inference from the content thereof that the Purchaser and the Issuer have no other information as to such matters or limit their liability under this agreement by reason of the information, recommendations or conclusions contained therein.

(iv)	Promptly upon obtaining knowledge thereof after Closing, the Purchaser or the Issuer shall notify the Seller or Campbell of any cause which the

Purchaser or the Issuer has determined has given or could give rise to indemnification under Section 3(c)(i).

The omission to so notify the Seller or Campbell shall not relieve the Seller or Campbell from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) neither the Seller nor Campbell has been notified and such omission prejudices the ability of the Seller or Campbell to exercise its right to defend or otherwise increases the amount to be indemnified, pursuant to Section 3(c)(i).

Neither Campbell nor the Seller shall be permitted to compromise and settle or to cause a compromise and settlement of a claim which is the subject of Section 3(c)(i) without the prior written consent of the Purchaser or the Issuer which shall not be unreasonably withheld.

(v)	Neither the Purchaser nor the Issuer (or any Related Person) shall be entitled to make a claim against the Seller or Campbell for indemnity pursuant to clauses (A), (B) or (C) of Section 3(c)(i) unless and until the aggregate amount of all such claims exceeds $50,000. Once such minimum threshold in claims has been accumulated by the Purchaser, the Issuer and related Persons, the entirety of all such claims shall be compensable pursuant to Section 3(c)(i) subject to the other provisions of this Section 3(c).

(vi)	The cumulative liability of the Seller and Campbell for indemnity pursuant to clauses (A), (B) or (C) of Section 3(c)(i) shall not exceed $5,000,000.

(vii)	For certainty, it is confirmed that the limitations mentioned in clauses (v) and (vi) above shall not apply to a claim for indemnity pursuant to clause (D) of Section 3(c)(i), except to the extent such claim could also be made pursuant to clauses (A), (B) or (C) of Section 3(c)(i).
(d)	The Purchaser and the Issuer further jointly and severally covenant and agree to:
(i)	indemnify the Seller and Campbell and all related Persons and to keep each of them harmless of any notice, action, claim, demand or Loss pertaining to (A) any inaccuracy of the Representations made by the Purchaser or the Issuer herein or (B) any failure by the Purchaser or the Issuer to perform any covenant or undertaking pursuant to this agreement.

(ii)	Promptly upon obtaining knowledge thereof after Closing, the Seller or Campbell shall notify the Purchaser or the Issuer of any cause which the Seller or Campbell has determined has given or could give rise to indemnification under Section 3(d)(i).

The omission to so notify the Purchaser or the Issuer shall not relieve the Purchaser or the Issuer from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) neither the Purchaser or the Issuer has been notified and such omission prejudices the ability of the Purchaser or the Issuer to exercise its right to defend or otherwise increases the amount to be indemnified, pursuant to Section 3(d)(i).

Neither the Purchaser nor the Issuer shall be permitted to compromise and settle or to cause a compromise and settlement of a claim which is the subject of Section 3(d)(i) without the prior written consent of the Seller and Campbell which shall not be unreasonably withheld.

(iii)	Neither the Seller nor Campbell (or any related Person) shall be entitled to make a claim against the Purchaser or the Issuer for indemnity pursuant to clause (A) of Section 3(d)(i) unless and until the aggregate amount of all such claims exceeds $50,000. Once such minimum threshold in claims has been accumulated by the Seller, Campbell and Related Persons the entirety of all such claims shall be compensable pursuant to Section 3(d)(i) subject to the other provisions of Section 3(d).

(iv)	The cumulative liability of the Purchaser and the Issuer for indemnity pursuant to clause (A) of Section 3(d)(i) shall not exceed $5,000,000.

(v)	For certainty, it is confirmed that the limitations mentioned in clauses (iii) and (iv) above shall not apply to a claim for indemnity pursuant to clause (B) of Section 3(d)(i).
(e)	The Purchaser, the Issuer, the Seller and Campbell agree that this Section 3 shall be their sole remedy for (and shall govern) any action they may bring for damages arising pursuant to this letter agreement and that the limitations of this Section 3 shall apply to any such action.

(f)	Each of the Seller, Campbell, the Purchaser and the Issuer covenants that, during the period between the execution and delivery of this agreement and the Closing, it will take all actions within its control, and use its best efforts to cause other actions to be taken which are not within its power to control, to ensure that all of its Representations remain true and correct throughout that period as if such Representations were continuously made throughout such period, and to satisfy or cause to be satisfied the conditions in Section 4.
4.	Closing
     The purchase and sale of the Property pursuant to this agreement will be completed (the “Closing”) at the offices of Lavery, de Billy L.L.P., the Seller’s counsel, in Montreal, Quebec at 10:00 a.m. (Montreal time) or such other time as the Purchaser and Seller may determine (the

“Closing Time”) on February 23, 2007 or such other date as the Purchaser and Seller may determine (the “Closing Date”).
     The Closing shall be conditional upon the following matters being satisfied at the Closing Time:
(a)	the portion of the Purchase Price payable by the Purchaser to the Seller for the acquisition of the Property pursuant to Section 1(a) above shall be delivered by the Purchaser;

(b)	the Seller at its expense shall deliver to the Purchaser, among other documents, all in form and substance acceptable to the Purchaser:
(i)	a legal opinion of counsel to the Seller addressed to the Purchaser and the Issuer, to the effect that:
(A)	the Seller and Campbell are incorporated and existing under their respective jurisdictions of incorporation and that they have the corporate power to perform their respective obligations under this agreement;

(B)	that none of the execution and delivery of this agreement, or the performance by the Seller or Campbell of their respective obligations hereunder will conflict with or result in any breach of the constating documents or by-laws of the Seller or Campbell;

(C)	that this agreement has been duly authorized and executed and delivered by each of the Seller and Campbell, and constitutes a valid and legally binding obligation of each of the Seller and Campbell enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law; and

(D)	as to such other matters as the Purchaser and the Issuer may reasonably request; and
(ii)	an assignment to the Purchaser of such insurance respecting the Property as is assignable and which is designated by the Purchaser;

(iii)	a certificate of the Seller and Campbell confirming that all Representations made by them hereunder are true and correct in all respects on the Closing Date, as though made on such date;

(iv)	a release of the royalty interest of Meston Resources Inc. mentioned in paragraph 2 of Schedule “F”;

(v)	a deed of transfer of the Property and all other instruments of transfer sufficient to transfer to the Purchaser all right, title and interest in the Property (including the Mining Rights) free and clear of all Encumbrances, in recordable form; and

(vi)	all necessary consents and waivers subject only to such terms and conditions as are acceptable to the Purchaser;
(c)	at the expense of the Purchaser, the Seller shall have made proper and timely application for the renewal of all Mining Rights which expire in 2007;

(d)	the Seller shall have duly recorded the Mining Lease;

(e)	the Seller shall have paid in full all amounts due to all Governmental Authorities as may be demanded by them as a condition of granting the necessary consents to the transfer of the Property (including the Mining Lease and the Mining Rights) and the Environmental Permits, disregarding for that purpose any compromise of such amounts under the CCAA Proceedings;

(f)	the Purchaser, at its expense, shall deliver to the Seller, among other documents, all in form and substance acceptable to the Seller :
(i)	a legal opinion of counsel to the Purchaser addressed to the Seller and Campbell, to the effect that:
(A)	the Purchaser and the Issuer are incorporated and subsisting under their respective jurisdictions of incorporation and that they have the corporate power to perform their respective obligations under this agreement;

(B)	none of the execution and delivery of this agreement, or the performance by the Purchaser or the Issuer of their respective obligations hereunder will conflict with or result in any breach of the constating documents or by-laws of the Purchaser or the Issuer;

(C)	this agreement has been duly authorized and executed and delivered by the Purchaser and the Issuer, and constitutes a valid and legally binding obligation of each of the Purchaser and the Issuer enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

(D)	the Eastmain Shares have been duly authorized and issued as fully paid and non assessable;

(E)	the Second Tranche Shares have been duly authorized and will, when issued be duly issued as fully paid and non-assessable;

(F)	the Series I Warrants have been duly created, authorized and issued and the Series I Warrant certificates have been duly authorized and executed by the Issuer and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with the terms thereof. The Series I Warrant Shares will, when issued upon the exercise of the Series I Warrants in accordance with the provisions thereof, be issued as fully paid and non-assessable;

(G)	the Series II Warrants have been duly created and authorized and the Series II Warrant certificates will, when issued, be duly authorized and executed by the Issuer and will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with the terms thereof. The Series II Warrant Shares will, when issued upon the exercise of the Series II Warrants in accordance with the provisions thereof, be issued as fully paid and non-assessable;

(H)	the issue and delivery of the Eastmain Shares and Series I Warrants by the Issuer to Campbell in accordance with this agreement have been effected in such a manner as to be exempt, either by statute, regulation, instrument or order, from the prospectus requirements of the Securities Laws and no other document will be required to be filed, no proceeding will be required to be taken and, no approval, consent, order or authorization of any regulatory authority will be required to be obtained under the Securities Laws to permit the issue and delivery of the Eastmain Shares and Series I Warrants to Campbell, except for the filing by the Issuer of a completed report pursuant to Part 6 of Regulation 45-106 respecting prospectus and registration exemptions with the Autorité des marchés financiers (the “Autorité”), together with any other documents related thereto and the applicable fees, within ten days of such issue and delivery;

(I)	the issue and delivery of the Second Tranche Shares and Series II Warrants when issued by the Issuer to Campbell in accordance with this agreement will be effected in such a manner as to be exempt, either by statute, regulation, instrument or order, from the prospectus requirements of the Securities Laws and, no other document will be required to be filed, no proceeding will be required to be taken and no approval, consent, order or authorization of any regulatory authority will be required to be obtained under the Securities Laws to permit the issue and delivery of the Second Tranche Shares and Series II Warrants to Campbell, except for the filing by the Issuer of a completed report pursuant to Part 6 of Regulation 45-106 respecting prospectus and registration exemptions with the Autorité, together with any other documents related thereto and the applicable fees, within ten days of such issue and delivery.

(J)	no prospectus or registration pursuant to the registration requirements of the Securities Laws will be required and no other document will be required to be filed, no proceeding will be required to be taken and no approval, consent or authorization of any regulatory authority will be required to be obtained under the Securities Laws to permit the issue and delivery by the Issuer of the Series I Warrant Shares and Series II Warrant Shares upon the exercise of Series I Warrants and Series II Warrants in accordance with the terms thereof to the holders of Series I Warrants and Series II Warrants, provided that no commission or other remuneration is paid or given to others in respect of the issue and delivery of the Series I Warrant Shares and Series II Warrant Shares except for administrative or professional services or for services performed by a registrant properly registered under such Securities Laws.

(K)	no prospectus will be required, no other document will be required to be filed, no proceeding will be required to be taken and no approval, consent, order or authorization of any regulatory authority will be required to be obtained under the Securities Laws to permit the first trade of the Eastmain Shares, Second Tranche Shares, Series I Warrants, Series II Warrants, Series I Warrant Shares or Series II Warrant Shares provided that:
(a)	at the time of such trade, the Issuer is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade;

(b)	at least four months have elapsed from the date of the issuance of the Eastmain Shares (in the case of a trade of the Eastmain Shares), the Second Tranche Shares (in the case of a trade of the Second Tranche Shares), the Series I Warrants (in the case of a trade of Series I Warrants or

Series I Warrant Shares) or the Series II Warrants (in the case of a trade of Series II Warrants or Series II Warrant Shares);

(c)	the certificate representing the Eastmain Shares, Second Tranche Shares, Series I Warrants and Series II Warrants and, if the Series I Warrants or Series II Warrants are exercised within four months from the date of their issuance, the certificates representing the Series I Warrant Shares or Series II Warrant Shares are endorsed with the legend required pursuant to Regulation 45-102 respecting Resale of Securities (“45-102”);

(d)	the trade is not a “control distribution” as defined in 45-102;

(e)	no unusual effort is made to prepare the market or to create a demand for the securities subject to such trade;

(f)	no extraordinary commission or consideration is paid to a person or corporation in respect of such trade;

(g)	if the seller of the securities is an insider or officer (as those terms are defined in the Securities Laws) of the Issuer, the seller has no reasonable grounds to believe that the Issuer is in default of any of its obligations under “securities legislation” (as that term is defined in National Instrument 14-101 – Definitions); and
(L)	as to such other matters as the Seller may reasonably request.
(ii)	an approval from the Toronto Stock Exchange with respect to the issuance of the Eastmain Shares, Series I Warrants, Second Tranche Shares and Series II Warrants in accordance with the terms and conditions of this agreement;

(iii)	a certificate of the Purchaser and the Issuer confirming that all Representations made by them hereunder are true and correct in all respects on the Closing Date, as though made as such date;
(g)	the Environmental Permits shall have been transferred, issued or re-issued in favour of the Purchaser, subject only to such terms and conditions as are acceptable to the Purchaser; and

(h)	there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of any nature or any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the Closing or the acquisition of the Property by the Purchaser.
5.	NSR Royalty
     In consideration for the transfer and sale of the Property by the Seller to the Purchaser, the Seller shall be entitled to receive a royalty (the “NSR Royalty”) of two percent (2%) of the Net Smelter Returns (as defined in Schedule “B” hereto) derived from the Property following the commencement of Commercial Production thereon, which NSR Royalty shall be inclusive of any other royalties payable with respect to the Property (including, without limitation, the Prior Royalties).
     With respect only to the initial 250,000 ounces produced on the Property (the “Initial Production”), the dollar amount of the NSR Royalty applicable thereto shall be increased if the average end of day price of gold for the twelve (12) month period immediately preceding the sale of the Initial Production as quoted on the New York Mercantile Exchange (COMEX) (the “Gold Price”) is equal to or greater than US $500/oz, the increase being calculated as follows:
(i)	if the Gold Price is equal to or greater than US $500/oz but less than US$600/oz, then the dollar amount of the NSR Royalty shall be increased by 5% with respect to such Initial Production (i.e. if the amount of the NSR Royalty for the Initial Production was $100,000, the amount payable would be $105,000);

(ii)	if the Gold Price is equal to or greater than US $600/oz but less than US$750/oz, then the dollar amount of the NSR Royalty shall be increased by 10% with respect to such Initial Production (i.e. if the amount of the NSR Royalty for the Initial Production was $100,000, the amount payable would be $110,000); and

(iii)	if the Gold Price is equal to or greater than US $750/oz, then the dollar amount of the NSR Royalty shall be increased by 15% with respect to such Initial Production (i.e. if the amount of the NSR Royalty for the Initial Production was $100,000, the amount payable would be $115,000).
     For greater certainty and without limiting the generality of the foregoing, the NSR Royalty shall be inclusive of any other royalties payable with respect to the Property granted prior to Closing (including, without limitation, the Prior Royalties) and accordingly, if at the time of any payment of the NSR Royalty, the Purchaser is subject to payment to a third party in respect of the Net Smelter Returns (including payment in respect of any of the Prior Royalties), the amount payable to the Seller shall (without duplication) be reduced by the amount of the third party payment.
     Notwithstanding the foregoing, the Purchaser shall be relieved from liability to pay the NSR Royalty upon, and in respect of the period following, (A) its sale, assignment or disposition of the Property (subject to the provisions of Section 11) or (B) its abandonment and notice thereof having been given to the Seller.
6.	Payment of NSR Royalty
     The NSR Royalty, if any, less any deductions pursuant to Section 5, shall be payable to the Seller in equal quarterly instalments and starting at the end of the first full calendar quarter after the later of: (a) the Closing Date; and (b) the commencement of Commercial Production on the Property.
     The reasonably estimated amount of the NSR Royalty, if any, less any deductions pursuant to Section 5, payable for each calendar quarter year shall be paid within 60 days after the end of the quarter year to which it relates, accompanied by a statement for the quarter year in question. The balance, if any, of the NSR Royalty payable for a full calendar year shall be accompanied by a statement of the NSR Royalty for such year, duly certified by a chartered accountant appointed for such purpose, who may be our chartered accountant. Any overpayment made in any year shall be deductible from payments due in any subsequent year(s).
     If at any time or times the Purchaser or the Issuer has, or has a reasonable expectation of, a claim for indemnity against either the Seller or Campbell pursuant to Section 3(c)(i) (whether or not the threshold mentioned in Section 3(c)(iv) has been exceeded), the Purchaser may withhold from any payment of the NSR Royalty an amount which in its reasonable opinion is sufficient to satisfy such claim in full. Any amount so withheld shall be released to the Seller at such time as the particular claim has been satisfied in full or the Seller has provided security satisfactory to the Purchaser or the Issuer in respect of such claim. When it is determined by agreement of the parties or by a final order of a court of competent jurisdiction (from which no further appeal is possible) whether and to what extent the Seller or Campbell is liable to the Purchaser or the Issuer in respect of such claim, the amount so withheld by the Purchaser or the Issuer shall be applied toward the satisfaction of such claim and, to the extent not required for such purpose, shall be paid to the Seller without interest.
     The Seller shall not sell, assign, transfer or create or permit to arise any Encumbrance on the NSR Royalty, except a sale thereof to a Royalty Purchaser pursuant to Section 7.
7.	Right to Partially Purchase NSR Royalty
     The Seller has agreed to and does hereby grant the Purchaser the option to purchase one-half (1/2) of the NSR Royalty for any production over and above the Initial Production (the “Remaining Royalty”) for $1,000,000, at any time which will leave the Seller with a total NSR Royalty of two percent (2%) of the Net Smelter Returns on the Initial Production and one percent (1%) of Net Smelter Returns on the Property for any production over and above the Initial Production. If at the time of the exercise of the option there are Prior Royalties, the said option price shall be reduced by one-half of the present value of the Prior Royalties, to be determined by an expert selected by the Seller and the Purchaser. If they are unable to agree on a selection of an expert, each of the Seller and the Purchaser shall name an expert and the two experts shall name a third expert. Each expert shall provide his estimate of value. If two of the experts estimate the same value, that amount shall be used. In any other case, the two estimates which are nearest in amount to one another shall be averaged and that average shall be used. All costs associated with the retention of such experts shall be borne equally by the Seller and the Purchaser.
     In addition, the Purchaser shall have the right of first refusal to purchase the Seller’s remaining right, title and interest in the Remaining Royalty as follows. The Seller may only transfer, assign, convey or otherwise dispose of any part or all of the Remaining Royalty interest (the “Offered Royalty Interest”) to a bona fide arm’s length purchaser (a “Royalty Purchaser”) pursuant to a written offer from, or agreement with, such Royalty Purchaser (the “Royalty Offer”). Upon receipt of a Royalty Offer, the Seller must provide the Purchaser with a written notice (the “Royalty Offer Notice”), clearly specifying the Offered Royalty Interest, the price at which the Seller is prepared to sell the Offered Royalty Interest (the “Royalty Price”), any information within the Seller’s possession concerning the identity of the Royalty Purchaser, and a date and time for closing, which shall be during normal business hours on a day which shall be not less than 55 and not more than 65 days after the day of giving the Royalty Offer Notice. The Royalty Offer Notice shall be accompanied by a copy of the Royalty Offer. The Purchaser shall have the right to purchase the Offered Royalty Interest at the equivalent of the Royalty Price as specified in the Royalty Offer Notice if the Purchaser notifies the Seller of its election to purchase the Offered Royalty Interest, within 30 days after receiving the Royalty Offer Notice. If the Purchaser notifies the Seller that it elects not to purchase the Offered Royalty Interest on the terms set out in the Royalty Offer Notice, or if the Purchaser does not respond within 30 days of its receipt of the Royalty Offer Notice, the Seller may transfer the Offered Royalty Interest to the Royalty Purchaser within 30 days following the day on which the Purchaser notifies the Seller of the Purchaser’s election not to purchase the Offered Royalty Interest, or if the Purchaser does not respond within 30 days following the date on which the Seller delivered the Royalty Offer Notice to the Purchaser, within 30 days following the conclusion of such 30 day period following the date on which the Seller delivered the Royalty Offer Notice to the Purchaser, in either case at a price equal to or higher, but not lower, than the Royalty Price specified in the Royalty Offer Notice. If such transfer does not take place within such period, then the provisions of this Section will again apply to the Remaining Royalty (or portion thereof) not so sold.
8.	Transfer of Claims
     On the Closing Date, the mining claims comprising part of the Property shall be transferred to the Purchaser or its nominee. The transfers shall be recorded at the Purchaser’s cost and expense.
9.	No Obligation
     Nothing in this agreement shall be construed as any promise or liability on the Purchaser’s part, express or implied, to put the Property into, or maintain the same in, Commercial Production after the purchase thereof.

10.	Confidentiality
     The Seller and Campbell shall each keep confidential all information received by it concerning the Property, and the Seller and Campbell may not release to the public any such information without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, unless such information is required to be released pursuant to Applicable Laws; and the Seller and Campbell shall not, except when required by Applicable Laws, or when permitted by this agreement, use or permit to be used, directly or indirectly, the name of the Purchaser or the Issuer for any purpose related to the Property.
11.	Assignment
     Except as otherwise set forth herein, this agreement and its rights hereunder are non-assignable by the Seller without the Purchaser’s prior written consent. Furthermore, the Purchaser shall never assign or transfer any interest in the Property (which restriction shall not, for certainty, prohibit the creation of any Encumbrance) before any such assignee or transferee enters into a written agreement in favour of the Seller or successor thereof agreeing to be bound by the NSR Royalty pursuant to Sections 5 and 6 of this agreement (to the extent applicable to the interest in the Property so assigned or transferred).
12.	Entire Agreement
     This letter constitutes the entire agreement between the Purchaser, the Issuer, Campbell and the Seller and there are no rights or obligations on the part of either of the Purchaser, the Issuer, Campbell and the Seller toward each other or for the benefit of any other party, nor any other act, matter or thing to be done or taken by either of the parties hereto or any other Person with respect to the Property except as herein set forth. For greater certainty, each of the parties agree and acknowledge that this agreement supersedes the letter of intent between the Issuer and Campbell dated May 18, 2006 and accepted by Campbell on May 31, 2006.
13.	Execution of Other Documents
     Each party agrees to execute any other documents with respect to or to clarify the intent of this agreement as the other(s) may reasonably request.
14.	Notices
     Unless otherwise provided herein, any notice or communication to any party under this agreement may be given by delivering the same by hand to a representative of such party or by facsimile to such party, addressed as follows:
To the Purchaser or the Issuer:
Eastmain Resources Inc.
R.R. #1
Orangeville, Ontario L9W 2Y8
Fax: (519) 940-4871
Attention: Donald J. Robinson

To the Seller or Campbell:
Campbell Resources Inc.
1155 rue University, Suite 1405
Montreal, Quebec H3B 3A7
Fax: (514) 875-9764
Attention: André Fortier
or to such other address as the parties may from time to time designate for themselves in writing, and such notice shall be deemed to have been given and received, if delivered by hand, at the time of delivery; or if faxed, on the day of faxing if received before 5:00 pm or on the next Business Day if received after 5:00 pm. (For convenience of reference, the current telephone number of the Purchaser and Eastmain is (519) 940-4870 and the current telephone number of the Seller and Campbell is (514) 875-9033.)
15.	Currency
     Unless otherwise stated, all references to dollar amounts in this agreement shall be to Canadian currency.
16.	Regulatory Approvals
     The parties acknowledge and agree that this agreement and the transactions contemplated hereby shall be subject to the approval of all applicable regulatory authorities, including without limitation, the approval of The Toronto Stock Exchange.
17.	Relationship and Other Opportunities — General
     The rights, privileges, duties, obligations and liabilities, as between the Purchaser and the Issuer on the one hand and the Seller and Campbell on the other hand, shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or subject as herein specifically provided, a trust of any kind or as imposing upon any of the parties any partnership or fiduciary duty, obligation or liability. No party is liable for the acts, covenants and agreements of any other parties except as specifically agreed to in this agreement.
     Except as otherwise set forth herein, each of the parties shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavours of any sort whatsoever whether or not competitive with the endeavours contemplated herein without consulting the other parties or inviting or allowing the other parties to participate therein. No party shall be under any fiduciary or other duty to the other parties which shall prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of endeavours contemplated by this agreement. The legal doctrine of “corporate opportunity” sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of each party.

18.	No Announcements
     Prior to the Closing Date, no party shall make announcements regarding this agreement or the transactions contemplated hereby that have not been previously reviewed and commented on by the other parties, except that any party may make a press release or filing with a regulatory authority if counsel for such party advises that such press release or filing is necessary in order to comply with Applicable Laws or the rules and policies of any securities regulatory authority or stock exchange having jurisdiction over such party, in which case such party shall use its commercially reasonable efforts to provide the other parties with an opportunity to review and comment on such press release or filing.
19.	Enurement etc.
     This agreement shall enure to the benefit of and shall be binding upon the parties and their respective administrators, successors and permitted assigns. This agreement shall be interpreted according to the laws of the Province of Quebec and the federal laws of Canada applicable therein. Time shall be in all respects of the essence hereof.
20.	Definitions
     The following terms used in this agreement shall have the meanings given to them as set forth below:
“Applicable Laws” shall mean any Canadian federal, provincial or local law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any securities commission or stock exchange, including any judicial or administrative interpretation thereof applicable to any Person or legal entity (including each party to this agreement) or any of its properties, assets, business or operations.
“Autorité” shall have the meaning ascribed thereto in Section 4(f)(i)(H) hereof.
“Business Day” shall mean any day except Saturday, Sunday or a statutory holiday in Toronto, Ontario or Montreal, Quebec.
“Campbell” shall have the meaning ascribed thereto in the preamble hereto.
“CCAA Proceedings” means the proceedings in respect of the Seller and Campbell instituted under the Companies’ Creditors Arrangement Act as more particularly described in Schedule “C” hereto.
“Closing” shall have the meaning ascribed thereto in Section 4 hereof.
“Closing Date” shall have the meaning ascribed thereto in Section 4 hereof.
“Closing Time” shall have the meaning ascribed thereto in Section 4 hereof.

“Commercial Production” means the output of product from operations which have operated continuously on the Property for a period of at least three (3) consecutive calendar months, which output is equal to or exceeds sixty-five percent (65%) of the rated plant capacity as set out in the Feasibility Report applicable to the Property.
“Eastmain Shares” shall have the meaning ascribed thereto in Section 1(a)(i) hereof.
“Effective Date” shall have the meaning ascribed thereto in the preamble hereto.
“Encumbrances” shall mean any and all mortgages, pledges, security interests, liens, charges, hypothecs, encumbrances of whatsoever nature and kind, whether recorded or unrecorded, registered or unregistered.
“Environment” shall mean all components of the earth, including, without limitation, air (and all layers of the atmosphere), land (and all surface and subsurface soil, underground spaces and cavities and all land submerged under water) and water (and all surface and underground water) organic and inorganic matter and living organisms and the interacting natural systems that include components referred to above.
“Environmental and Mining Laws” shall mean any applicable federal, provincial, regional, territorial, municipal, county, district or local laws, regulations, directives, policies, orders, bylaws, rules, permits and other lawful requirements of any Governmental Authority or the Civil Code of Québec and all judicial and administrative decisions, orders and decrees that relate in any way to (i) the Environment, (ii) the forest natural resources, (iii) environmental assessment, (iv) public and occupational health and safety, (v) on-site or off-site contamination, Hazardous Substances into the Environment (including, without limitation, the storage, manufacture, processing, labelling, disposal, treatment, generation, use, transport, handling, remediation or Release of Hazardous Substances), or (vi) the environmental conditions on, under or about the Property (including, without limitation, soil, sediments, surface water, groundwater and indoor and ambient air conditions), or (vii) any Mining Operations.
“Environmental Liabilities” shall mean any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind of any nature whatsoever that are asserted by any person of entity, alleging liability (including, without limitation, liability for study, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the Environment of any Hazardous Substances existing or arising on, beneath or above the Property and/or emanating or migrating and/or threatening to emanate or migrate from the Property to off-site properties or (ii) the violation or alleged violation of any Environmental and Mining Laws.

“Environmental Permits” shall mean all permits, authorizations, certificates, registrations, privileges, exemptions, waivers, variations, clearances, orders and any other approvals held by Campbell and the Seller pertaining to the Property and listed in Schedule “E” attached hereto;
“Feasibility Report” means a study prepared at the direction of the Purchaser, at the Purchaser’s own cost, by a recognized firm of mining engineering consultants which contains a detailed examination of the feasibility of bringing a deposit of minerals on the Property into Commercial Production by the establishment of a mine entailing an operation involving production of a minimum of 25,000 ounces of gold equivalent per year, which study reviews all outstanding issues, contains the statement of the ore reserves, reviews the nature and scale of any proposed operation, contains an estimate of the construction costs and production costs and is in the form of a bankable document (meaning a document appropriate for presentation to a bank or other financial institution from which a party might wish to secure financing).
“Governmental Authority” means any federal, provincial, territorial, municipal, local or other governmental department, commission, board, bureau, agency, state owned corporation or instrumentality, any court, securities commission or stock exchange having jurisdiction.
“Hazardous Substances” shall mean any Substance which is or is deemed to be alone or in any combination, hazardous, hazardous waste, hazardous material, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any applicable Environmental and Mining Laws.
“Initial Production” shall have the meaning ascribed thereto in Section 5 hereof.
“Loss” or “Losses” shall mean actual losses, liabilities, damages, injuries, costs or expenses (including without limitation legal expenses on a full indemnity basis).
“Mining Lease” means that certain lease entered into by and between the “Ministre des Ressources Naturelles” and the Seller on January 10, 1995 identified as “Bail minier superficiaire et souterrain numéro 817” for a term ending January 9, 2015,
“Mining Operations” includes every kind of work done on or in respect of the Property or the products therefrom and, without limiting the generality of the foregoing, includes the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying, achieving commercial production and bringing any mining claims to lease or patent, and doing all other work usually considered to be prospecting, operation, development, exploration, production and mining work.
“Mining Rights” means all mining titles as defined under the Mining Act (Quebec), which make up the properties which are necessary for the ownership, exploration, prospecting of the Property, held by the Seller on the Closing Date which (i) the Seller is able to transfer or cause to be transferred to the Purchaser using commercial best efforts, (ii) are related to and used exclusively in connection with the Property and (iii) are listed or described in Schedule “A” attached hereto.
“Net Smelter Returns” shall have the meaning ascribed thereto in Schedule “B” hereto.
“NSR Royalty” shall have the meaning ascribed thereto in Section 5 hereof.
“Offered Royalty Interest” shall have the meaning ascribed thereto in Section 7 hereof.
“Person” shall include any natural person, partnership, company, corporation, unincorporated association, Governmental Authority or other agency, trust, trustee or other entity howsoever designated or constituted.
“Prior Royalties” shall mean all rents and royalties with respect to the Property, all as set forth in Schedule “F” hereto.
“Property” means the property known as the Eastmain Mine Property, as more particularly described in Schedule “A” attached hereto and includes all ground workings and surface facilities relating thereto and all equipment, office furniture, tools, machinery, rolling stock (including road vehicles) and spare parts used in connection with the said mining claims or situate at the said Property; and specifically excluding the two ore pads located in Temiscamie.
“Purchaser” shall have the meaning ascribed thereto in the preamble hereto.
“Related Persons” means shareholders, officers, directors, employees and agents.
“Release” shall mean (i) when used as a verb: release, spill, leak, emit, deposit, discharge, leach, migrate, dump, issue, empty, place, seep exhaust, abandon, bury, incinerate or dispose into the Environment; and (ii) when used as a noun, has a correlative meaning.
“Remaining Royalty” shall have the meaning ascribed thereto in Section 7 hereof.
“Representations” means the representations and warranties set out in Section 2 hereof.
“Royalty Offer” shall have the meaning ascribed thereto in Section 7 hereof.
“Royalty Offer Notice” shall have the meaning ascribed thereto in Section 8 hereof.
“Royalty Purchaser” shall have the meaning ascribed thereto in Section 7 hereof.
“Second Tranche Shares” shall have the meaning ascribed thereto in Section 1(b)(i) hereof.
“Securities Laws” shall mean the Securities Act (Québec) and the Securities Act (Ontario) and the published rules, regulations, ruling and orders made and forms prescribed thereunder together with all applicable policy statements, multilateral or national instruments and blanket orders and rulings issued or adopted by the Autorité des marchés financiers (the “Autorité”) and the Ontario Securities Commission.

“Seller” shall have the meaning ascribed thereto in the preamble hereto.
“Series I Warrants” shall have the meaning ascribed thereto in Section 1(a)(ii) hereof.
“Series I Warrant Shares” shall have the meaning ascribed thereto in Section 1(a)(ii) hereof.
“Series II Warrants” shall have the meaning ascribed thereto in Section 1(b)(ii) hereof.
“Series II Warrant Shares” shall have the meaning ascribed thereto in Section 1(b)(ii) hereof.
“Statutory Hold Period” shall have the meaning ascribed thereto in Section 2(a)(xx) hereof.
“Substance” shall mean any substance, waste, liquid, gaseous or solid matter, fuel, microorganism, sound, vibration, ray, heat, odour, radiations, energy sector, plasma and inorganic matter.
21.	Preamble and Schedules
     The preamble as well as all of the Schedules hereto form an integral part hereof. If need be, the preamble may be used to interpret it. If there is a conflict of interpretation or a contradiction between this agreement and the preamble or the Schedules, the parties agree that the agreement will prevail on said preamble or schedules.
22.	Severability
     The invalidity or nullity of a provision of this agreement shall not affect its other provisions and they shall continue to have full force and effect and shall be construed as if such invalid and null provision had been omitted.
23.	Further Assurance
     Each party upon the request of any other shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable in connection with the transactions contemplated by this agreement.
24.	Waiver
     No waiver, whether by conduct or otherwise, of any of the provisions of this agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the party to be bound thereby.
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25.	Counterparts
     This agreement may be executed in multiple counterparts, each of which being deemed an original, and all of which, taken together, constituting one and the same instrument notwithstanding the fact that all parties are not signatories to the same counterpart.
     If the foregoing is acceptable, please indicate your agreement by signing and returning the enclosed duplicate of this agreement.
26. Language
     The parties hereto acknowledge that it is their express wish that this agreement and all documents related thereto by drawn up in the English language. Les parties aux présentes reconnaissent qu’il est de leur volonté expresse que la présente convention et tous les documents s’y rapportant soient rédigés en langue anglaise.

Eastmain Mines Inc.

Per:	/s/ Donald J. Robinson

Name: Donald J. Robinson
Title: Director

Eastmain Resources Inc.

Per:	/s/ Donald J. Robinson

Donald J. Robinson
President

The foregoing truly represents our agreement in respect to the Property. The Seller and Campbell each agrees to be bound by and to comply with the terms, provisions and conditions contained in the within agreement.
DATED at MONTREAL, Quebec, the 19th day of February, 2007.

MSV Resources Inc.

Per:	/s/ André Fortier

Name: André Fortier
Title: President

Campbell Resources Inc.

Per:	/s/ André Fortier

Name: André Fortier
Title: PRES & CEO

SCHEDULE “A”
DESCRIPTION OF PROPERTY
The Property consists of the following Mining Rights and all movable and immovable property used in connection with such Mining Rights or situated at the said Property, including, without limitation, the following movable and immovable property:

Type of		Registration	Expiration
Mining Rights	Title number	Date	Date
BM/ML	817	1995/01/10	2015/01/09
CDC/CDM	104458	2005/11/24	2007/11/23
CDC/CDM	1133433	2005/10/28	2007/06/28
CDC/CDM	1133434	2005/10/28	2007/06/28
CDC/CDM	1133435	2005/10/28	2007/06/28
CDC/CDM	1133436	2005/10/28	2007/06/28
CDC/CDM	1133437	2005/10/28	2007/06/28
CDC/CDM	1133438	2005/10/28	2007/06/28
CDC/CDM	1133439	2005/10/28	2007/06/28
CDC/CDM	1133440	2005/10/28	2007/06/28
CDC/CDM	1133441	2005/10/28	2007/06/28
CDC/CDM	1133442	2005/10/28	2007/06/28
CDC/CDM	1133443	2005/10/28	2007/06/28
CDC/CDM	1133444	2005/10/28	2007/06/28
CDC/CDM	1133445	2005/10/28	2007/06/28
CDC/CDM	1133446	2005/10/28	2007/06/28
CDC/CDM	1133447	2005/10/28	2007/06/28

Type of		Registration	Expiration
Mining Rights	Title number	Date	Date
CDC/CDM	1133448	2005/10/28	2007/06/28
CDC/CDM	1133449	2005/10/28	2007/06/28
CDC/CDM	1133450	2005/10/28	2007/06/28
CDC/CDM	1133451	2005/10/28	2007/06/28
CDC/CDM	1133452	2005/10/28	2007/06/28
CDC/CDM	1133453	2005/10/28	2007/06/28
CDC/CDM	1133454	2005/10/28	2007/06/28
CDC/CDM	1133455	2005/10/28	2007/06/28
CDC/CDM	1133456	2005/10/28	2007/06/28
CDC/CDM	1133457	2005/10/28	2007/06/28
CDC/CDM	1133458	2005/10/28	2007/06/28
CDC/CDM	1133459	2005/10/28	2007/06/28
CDC/CDM	1133460	2005/10/28	2007/06/28
CDC/CDM	1133461	2005/10/28	2007/06/28
CDC/CDM	1133462	2005/10/28	2007/06/28
CDC/CDM	1133463	2005/10/28	2007/06/28
CDC/CDM	1133464	2005/10/28	2007/06/28
CDC/CDM	1133465	2005/10/28	2007/06/28
CDC/CDM	1133466	2005/10/28	2007/06/28
CDC/CDM	1133467	2005/10/28	2007/06/28
CDC/CDM	1133468	2005/10/28	2007/06/28
CDC/CDM	1133469	2005/10/28	2007/06/28
CDC/CDM	1133470	2005/10/28	2007/06/28
CDC/CDM	1133471	2005/10/28	2007/06/28
CDC/CDM	1133472	2005/10/28	2007/06/28

Type of		Registration	Expiration
Mining Rights	Title number	Date	Date
CDC/CDM	1133473	2005/10/28	2007/06/28
CDC/CDM	1133474	2005/10/28	2007/06/28
CDC/CDM	1133475	2005/10/28	2007/06/28
CDC/CDM	1133476	2005/10/28	2007/06/28
CDC/CDM	1133477	2005/10/28	2007/06/28
CDC/CDM	1133478	2005/10/28	2007/06/28
CDC/CDM	1133479	2005/10/28	2007/06/28
CDC/CDM	1133480	2005/10/28	2007/06/28
CDC/CDM	1133481	2005/10/28	2007/06/28
CDC/CDM	1133482	2005/10/28	2007/06/28
CDC/CDM	1133483	2005/10/28	2007/06/28
CDC/CDM	1133484	2005/10/28	2007/06/28
CDC/CDM	1133485	2005/10/28	2007/06/28
CDC/CDM	1133486	2005/10/28	2007/06/28
CDC/CDM	1133487	2005/10/28	2007/06/28
CDC/CDM	1133488	2005/10/28	2007/06/28
CDC/CDM	1133489	2005/10/28	2007/06/28
CDC/CDM	1133490	2005/10/28	2007/06/28
CDC/CDM	1133491	2005/10/28	2007/06/28
CDC/CDM	1133492	2005/10/28	2007/06/28
CDC/CDM	1133493	2005/10/28	2007/06/28
CDC/CDM	1133494	2005/10/28	2007/06/28
CDC/CDM	1133495	2005/10/28	2007/06/28
CDC/CDM	1133496	2005/10/28	2007/06/28
CDC/CDM	1133497	2005/10/28	2007/06/28

Type of		Registration	Expiration
Mining Rights	Title number	Date	Date
CDC/CDM	1133498	2005/10/28	2007/06/28
CDC/CDM	1133499	2005/10/28	2007/06/28
CDC/CDM	1133500	2005/10/28	2007/06/28
CDC/CDM	1133501	2005/10/28	2007/06/28
CDC/CDM	1133502	2005/10/28	2007/06/28
CDC/CDM	1133503	2005/10/28	2007/06/28
CDC/CDM	1133504	2005/10/28	2007/06/28
CDC/CDM	1133505	2005/10/28	2007/06/28
CDC/CDM	1133506	2005/10/28	2007/06/28
CDC/CDM	1133507	2005/10/28	2007/06/28
CDC/CDM	1133508	2005/10/28	2007/06/28
CDC/CDM	1133509	2005/10/28	2007/06/28
CDC/CDM	1133510	2005/10/28	2007/06/28
CDC/CDM	1133511	2005/10/28	2007/06/28
CDC/CDM	1133512	2005/10/28	2007/06/28
CDC/CDM	1133513	2005/10/28	2007/06/28
CDC/CDM	1133514	2005/10/28	2007/06/28
CDC/CDM	1133515	2005/10/28	2007/06/28
CDC/CDM	1133516	2005/10/28	2007/06/28
CDC/CDM	1133517	2005/10/28	2007/06/28
CDC/CDM	1133518	2005/10/28	2007/06/28
CDC/CDM	1133519	2005/10/28	2007/06/28
CDC/CDM	1133520	2005/10/28	2007/06/28
CDC/CDM	1133521	2005/10/28	2007/06/28
CDC/CDM	1133522	2005/10/28	2007/06/28

Type of		Registration	Expiration
Mining Rights	Title number	Date	Date
CDC/CDM	1133523	2005/10/28	2007/06/28
CDC/CDM	1133524	2005/10/28	2007/06/28
CDC/CDM	1133525	2005/10/28	2007/06/28
CDC/CDM	1133526	2005/10/28	2007/06/28
CDC/CDM	1133527	2005/10/28	2007/06/28
CDC/CDM	1133528	2005/10/28	2007/06/28
CDC/CDM	1133529	2005/10/28	2007/06/28
CDC/CDM	1133530	2005/10/28	2007/06/28
CDC/CDM	1133531	2005/10/28	2007/06/28
CDC/CDM	1133532	2005/10/28	2007/06/28
CDC/CDM	1133533	2005/10/28	2007/06/28
CDC/CDM	1133534	2005/10/28	2007/06/28
CDC/CDM	1133535	2005/10/28	2007/06/28
CDC/CDM	1133536	2005/10/28	2007/06/28
CDC/CDM	1133537	2005/10/28	2007/06/28
CDC/CDM	1133538	2005/10/28	2007/06/28
CDC/CDM	1133539	2005/10/28	2007/06/28
CDC/CDM	1133540	2005/10/28	2007/06/28
CDC/CDM	1133541	2005/10/28	2007/06/28
CDC/CDM	1133542	2005/10/28	2007/06/28
CDC/CDM	1133543	2005/10/28	2007/06/28
CDC/CDM	1133544	2005/10/28	2007/06/28
CDC/CDM	1133545	2005/10/28	2007/06/28
CDC/CDM	1133546	2005/10/28	2007/06/28
CDC/CDM	1133547	2005/10/28	2007/06/28

Type of		Registration	Expiration
Mining Rights	Title number	Date	Date
CDC/CDM	1133548	2005/10/28	2007/06/28
CDC/CDM	1133549	2005/10/28	2007/06/28
CDC/CDM	1133550	2005/10/28	2007/06/28
CDC/CDM	1133551	2005/10/28	2007/06/28
CDC/CDM	1133552	2005/10/28	2007/06/28
CDC/CDM	1133553	2005/10/28	2007/06/28
CDC/CDM	1133554	2005/10/28	2007/06/28
CDC/CDM	1133555	2005/10/28	2007/06/28
CDC/CDM	1133556	2005/10/28	2007/06/28
CDC/CDM	1133557	2005/10/28	2007/06/28
CDC/CDM	1133558	2005/10/28	2007/06/28
CDC/CDM	1133559	2005/10/28	2007/06/28
CDC/CDM	1133560	2005/10/28	2007/06/28
CDC/CDM	1133561	2005/10/28	2007/06/28
CDC/CDM	1133562	2005/10/28	2007/06/28
CDC/CDM	1133563	2005/10/28	2007/06/28
CDC/CDM	1133564	2005/10/28	2007/06/28
CDC/CDM	1133565	2005/10/28	2007/06/28
CDC/CDM	1133566	2005/10/28	2007/06/28
CDC/CDM	1133567	2005/10/28	2007/06/28
CDC/CDM	1133568	2005/10/28	2007/06/28
CDC/CDM	1133569	2005/10/28	2007/06/28
CDC/CDM	1133570	2005/10/28	2007/06/28
CDC/CDM	1133571	2005/10/28	2007/06/28
CDC/CDM	1133572	2005/10/28	2007/06/28

Type of		Registration	Expiration
Mining Rights	Title number	Date	Date
CDC/CDM	1133573	2005/10/28	2007/06/28
CDC/CDM	1133574	2005/10/28	2007/06/28
CDC/CDM	1133575	2005/10/28	2007/06/28
CDC/CDM	1133576	2005/10/28	2007/06/28
CDC/CDM	1133577	2005/10/28	2007/06/28
CDC/CDM	1133578	2005/10/28	2007/06/28
CDC/CDM	1133579	2005/10/28	2007/06/28
CDC/CDM	1133580	2005/10/28	2007/06/28
CDC/CDM	1133581	2005/10/28	2007/06/28
CDC/CDM	1133582	2005/10/28	2007/06/28
CDC/CDM	1133583	2005/10/28	2007/06/28
TOTAL		153 Mining Rights

Movable and Immovable Property
Garage

Extension to Garage

Heating Equipment

Two (2) Generators

Fire Pump

Fresh Water Pump

Propane Tanks

Sceptic Installations

Shelter Compressors

Electric Sub-Station

Malt Mill

Fuel Park

Dryer Section

Mining Camp Area (including cafeteria, offices and sleeping areas)

Offices and Laboratory Area

Nursing Station

Fold-Away Garage

Warehouses for Explosive Materials

Non-Heated Warehouses

Mining Ramps

SCHEDULE “B”
DEFINITION OF NET SMELTER RETURNS
1.	For the purposes of the agreement to which this Schedule “B” is attached (which agreement is hereby incorporated by reference), “Net Smelter Returns” means the value for marketable minerals produced from the mining claims and received by the Purchaser from a purchaser thereof, less the following deductions;
(i)	all, costs, penalties and all other deductions incurred for smelting, refining and marketing;

(ii)	all costs of transportation of materials from the mining claims for smelting, refining or sale; and

(iii)	sales, use, severance, government royalties, and other taxes, if any, however denominated, payable with respect to the existence, severance, production, removal, sale or disposition of marketable minerals, but excluding any taxes on net income.
In the event that smelting or refining are carried out in facilities owned or controlled in whole or in part, by the Purchaser, charges, costs and penalties with respect to such operations shall be deducted to the extent that the Purchaser would have incurred same if such operations were carried out at facilities offering comparable services at facilities not owned or controlled by the Purchaser.

SCHEDULE “C”
CCAA PROCEEDINGS

Petitioners:	Campbell Resources Inc.
MSV Resources Inc
Meston Resources Inc.
Geonova Explorations Inc.
Meston Investments Limited
Sotula Gold Corporation

Mise-en-cause:	Raymond Chabot Inc.

Cause of action:	Companies’ Creditors Arrangement Act (“CCAA”)

Amount:	$0.00

Docket number:	500-11-026020-053

First proceeding on file:	Motion for the Issuance of an Initial Order pursuant to the CCAA.

History of proceedings up to the date hereof	• On June 30, 2005, the Superior Court of Québec (Commercial Division) granted an initial order (the “Initial Order”) in favour of the Petitioners under the CCAA.

• On July 29, 2005, the Superior Court of Québec granted an extension of the Initial Order to October 28, 2005 in favour of the Petitioners.

• On October 25, 2005, the Superior Court of Québec granted an extension of the Initial Order to November 25, 2005 in favour of the Petitioners.

• On November 21, 2005, Campbell and the Seller filed a provisional plan of arrangement (the “Provisional Plan”) in the Court’s records.

• On November 25, 2005 the Superior Court of Québec granted an extension of the Initial Order to February 28, 2006 in favour of the Petitioners.

• On December 6, 2005, Campbell and the Seller presented the Provisional Plan to their creditors at a creditors’ meeting held in Chibougamau, Québec and the Provisional Plan was approved by the required majority of creditors on such date.

• On December 8, 2005, the Superior Court of Québec sanctioned the Provisional Plan

History of proceedings up to the date hereof (continued)	•	On or about December 21, 2005, Campbell and the Seller were advised that the transactions provided for in the Provisional Plan would not proceed.

	•	On February 22, 2006, the Superior Court of Québec granted an extension of the Initial Order to May 31, 2006 in favour of the Petitioners.

	•	On February 22, 2006, the Superior Court of Québec granted Petitioners’ Motion for leave to sell an asset.

	•	On May 23, 2006, the Superior Court of Québec granted an extension of the Initial Order to August 31, 2006 in favour of the Petitioners.

	•	On June 8, 2006, Campbell, the Seller and Meston Resources Inc. (“Meston”) each files plans of arrangement in the Court’s records (the “Plans”).

	•	On June 26, 2006, Campbell, the Seller and Meston presented the Plans to their creditors at a creditors’ meeting held in Chibougamau, Québec and such Plans were approved by the required majority of creditors on such date;

	•	On June 27, 2006, the Superior Court of Québec sanctioned the Plans and granted an extension of the Initial Order to October 31, 2006 in favour of the Petitioners.

	•	On October 30, 2006, the Superior Court of Québec granted an extension of the Initial Order to February 28, 2007 in favour of the Petitioners.

SCHEDULE “D”
ENCUMBRANCES
MSV RESOURCES INC. / RESSOURCES MSV INC.

Nature of right	Holder /		Amount /
Date and Registration Number	Lessor / Seller	Property	Interest rate	Expiry Date
1. Conventional hypothec without delivery	Banque Royale du Canada	The hypothec charges the specific property described hereinunder: the following claims / account receivables	$23,000.00	October 4, 2011
October 18, 2001 at 1:45 p.m. 01-0382990-0006 Date of Constituting Act:		/ contracts / bank deposits: certificate guaranteed by Banque Royale du Canada of $20,000.00 due on October 26, 2001, #00740058626-0001 as well as any renewals, substitutions and additions thereto, as well as any property received or issued with respect to any transformation thereto. The hypothec also charges the following present and future property with respect to the property described hereinabove: the proceeds and claims resulting of the disposition or lease of the said property; the fruits and revenues therefrom, including insurance our expropriation indemnities therefrom; the rights, titles and documents, of whatsoever form or nature, relating thereto; the property in replacement, substitution, addition or transformation of the said property, including money.[1]	Interest rate: Royal Bank’s prime rate plus 5.00%
October 4, 2001
(T)

[1]	T: translation: The description appearing on the printout has been translated.

S: summary: The description appearing on the printout has been summarized. We could provide you with a printout with the complete description if require.

V: verbatum: The description appearing on the printout has been recopied “as is”.

Nature of right	Holder /		Amount /
Date and Registration Number	Lessor / Seller	Property	Interest rate	Expiry Date
2.	Change of name of Ressources MSV Inc. and Corporation Copper Rand Inc. to Ressources MSV Inc. and MSV Resources Inc. registered on November 21, 2005 at 1:59 p.m. under number 05-0660320-0002.

Nature of right	Holder /		Amount /
Date and Registration Number	Lessor / Seller	Property	Interest rate	Expiry Date
3.	Conventional hypothec without delivery June 3, 2002 at 9:00 a.m. 02-0233536-0002 Date of Constituting Act: ¸ May 30, 2002	Investissement Québec	All of the Grantor’s present and future movable property, corporeal and incorporeal, wherever situated, including without limitation the following present and future property: stocks, claims, deposits, equipment, tools, office furniture, intellectual property rights (...).

		(S-T)	$27,500,000.00 Interest rate: 25% per annum	May 31, 2012

4.	Change of name of 9090-6397 Québec Inc. to Corporation Copper Rand Inc. registered on November 21, 2005 at 1:59 p.m. under number 05-0660320-0001.

SCHEDULE “E”
LICENSES, PERMITS, ETC.
     Certificates of authorization issued by Quebec environmental authorities:

Reference Number	Project	Issue Date	Comments
3214-14-21	Eastmain Mining Operations	08-04-1993	Name of registered holder needs to be changed

7610-10-01-70019-20	Eastmain Underground Exploration Work	04-16-1987	Authorisation pursuant to Section 24 of the Environment Quality Act needs to be obtained for transfer

7610-10-01-70019-23	Eastmain Mining Deposit Operations	01-17-1995	Authorisation pursuant to Section 24 of the Environment Quality Act needs to be obtained for transfer

7610-10-01-70019-25	Extraction from Sand Pit, Sand Bank #2	03-21-1995	Authorisation pursuant to Section 24 of the Environment Quality Act needs to be obtained for transfer

Permits
     Permit # 451709-4 for the use of High Risk Fuel Equipment issued on June 20, 2006 and expiring on March 31, 2008.

NOTE:	This Permit has the inscription “Temporary Closure” stamped across it and may not be transferred to the Purchaser.

SCHEDULE “F”
PRIOR ROYALTIES
1.	GoldCorp Inc. (formerly Placer Dome Inc.) holds a 2% net smelter return royalty on the Mining Rights mentioned in Schedule “A” hereof with the exception of the following:

Type of Mining Rights	Title number
BM/ML	817
CDC/CDM	1133485
CDC/CDM	1133486
CDC/CDM	1133487
CDC/CDM	1133488
CDC/CDM	1133489
CDC/CDM	1133490
CDC/CDM	1133504
CDC/CDM	1133505
CDC/CDM	1133506
CDC/CDM	1133507
CDC/CDM	1133508
CDC/CDM	1133509
CDC/CDM	1133521
CDC/CDM	1133522
CDC/CDM	1133523
CDC/CDM	1133524
CDC/CDM	1133525
CDC/CDM	1133526
CDC/CDM	1133537

Type of Mining Rights	Title number
CDC/CDM	1133538
CDC/CDM	1133539
CDC/CDM	1133540
pursuant to a purchase and sale agreement dated December 30, 1988 entered into by and between Placer Dome Inc., the Seller and Northgate Exploration Limited.
     NOTE: This Royalty shall be reduce the amount paid in respect of the NSR Royalty as provided in Section 5.
2.	Meston Resources Inc. holds a 2% net operating profit interest in the Mining Rights mentioned in Schedule “A” hereof pursuant to a joint venture agreement dated February 6, 1991 entered into by and between the Seller and Meston Lake Resources Inc. (predecessor of Meston Resources Inc.)

NOTE: This royalty shall be terminated as of the Closing Date.

SCHEDULE “G”
DISCLOSURE SCHEDULE
1.	Infraction Notices

March 15, 1995: Infraction Notice from the Ministère de l’Environnement du Québec under section 123.1 of the Environment Quality Act (LRQ, chap. Q-2) to Seller pertaining to water quality for the months of October 1994 to January 1995;

June 22, 1995: Infraction Notice from the Ministère de l’Environnement du Québec under section 123.1 of the Environment Quality Act (LRQ, chap. Q-2) to Seller pertaining to water quality for the month of January, February and March 1995;

August 30, 1995: Infraction Notice from the Ministère de l’Environnement du Québec under section 123.1 of the Environment Quality Act (LRQ, chap. Q-2) to Seller pertaining to the operation of sand pits below permitted water table and under Section 17 of Hazardous Waste Regulation (RQ, chap. Q-2, r. 3.01) pertaining to the non-compliance for management of hazardous waste;

September 18, 1995: Infraction Notice from the Ministère de l’Environnement du Québec under section 123.1 of the Environment Quality Act (LRQ, chap. Q-2) to Seller pertaining to the ph levels of water contained in samples dated June 7, June 28 and July 5, 1995 extracted by a duly authorized employee of the Ministère de l’Environnement du Québec;

December 5, 1995: Infraction Notice from the Ministère de l’Environnement du Québec under section 123.1 of the Environment Quality Act (LRQ, chap. Q-2) to Seller pertaining to water quality and ph levels in water contained in samples dated September 12 and 21, 1995 extracted by a duly authorized employee of the Ministère de l’Environnement du Québec;

February 5, 1996: Infraction Notice from the Ministère de l’Environnement du Québec under section 123.1 of the Environment Quality Act (LRQ, chap. Q-2) to Seller pertaining to water quality, ph levels in water contained in samples dated October and November 1995 extracted by a duly authorized employee of the Ministère de l’Environnement du Québec and non-compliance regarding sampling frequencies as set out the applicable Certificate of Authorization.

2.	Actions, Suits or Complaints

Motion with respect to an injunction by Cree Nation of Mistissini, Grand Council of the Crees of Quebec, Cree Regional Authority, Matthew Coon Come, William Mianscum, Matthew Matoush and Coon Matoush against Provincial Administrator under Section 22 of the James Bay and Northern Quebec Agreement, Minister of Environment and Wildlife of Quebec , Deputy Minister Environment and Wildlife, Ressources Minières Radisson Inc. and Seller, in Superior Court, district of Montreal, case number 500-05-030508-970. The last proceeding filed was an out of court partial settlement with respect to Ressources Minières Radisson Inc., on July 7, 1997.

3.	Other Disclosure

The Ministère du Développement durable, de l’Environnement et des Parcs (“MDDEP”) has informed the Seller that a deposit payable to the MDDEP in the amount of $5,000.00 shall be required in order to transfer the Certificate of Authorization # 7610-10-01-70019-25.

The Ministère des Ressources naturelles et de la Faune (“MRNF”) has informed the Seller in a letter dated June 20, 2006 that the high risk fuel equipment contained on the Eastmain Property has certain anomalies which must be addressed and confirmation from the MRNF is required before such equipment is reused in the operations of the Eastmain Property. The MRNF issued Permit #451709-4 permitting the use of the high risk fuel equipment despite the anomalies on such equipment with the mention “Temporary Closure” stamped across it. A verification certificate was delivered to the Seller on June 16, 2006 stating the current state of high risk fuel equipment was in compliance with the applicable regulations with regards the non-use of such equipment.

The MDDEP also requested a written undertaking by the Purchaser to organize during summer 2007 a visit of the site with representatives of the MDDEP and of the MRNF.

SCHEDULE “H”
ENVIRONMENTAL REPORTS
1.	Memorandum dated June 12, 2006 to Monique Lussier from Meno Speyer constituting a draft report by MRS & Associates

2.	Letter dated July 3, 2006 to Ms. Cathy Butella/Eastmain Resources from MRS & Associates.

SCHEDULE “I”
PARTICULARS OF DILIGENCE
1.	The documents enclosed with the letter dated February 5, 2007 to André Paquette/Lavery de Billy from Mélanie Chartrand/Desjardins Ducharme concerning title searches and corporate searches.
2.	The documents enclosed with the letter dated February 16, 2007 to André Paquette/Lavery de Billy from Mélanie Chartrand/Desjardins Ducharme concerning la Commission de la santé et sécurité au travail, Environnement Canada, ministère des Ressources naturelles et de la Faune and ministère du Développement durable, de l’Environnement et des Parcs.

G&C Client — 1307628 v4 Campbell Purchase and Sale Agreement Feb 21 slip sheets
2/21/07 06:24 PM